Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS FIRST QUARTER FINANCIAL RESULTS

IRVINE, CA, Apr. 29, 2016 - Ingram Micro Inc. (NYSE: IM) today announced financial results for the first quarter ended Apr. 2, 2016.

“We saw stabilization of global IT demand in March, which has continued into April, however, IT spending was muted in the first two months of the year, particularly for high volume categories including PCs, smartphones, servers and storage,” said Alain Monié, Ingram Micro CEO. “While we did not capture the full revenue and operating income opportunity available to us in the quarter, our focus on higher value business continues to show results as we delivered a 97 basis point increase in consolidated gross margin, buoyed by strong improvement across all regions. We have also increased the pace of some of our strategic investment as we focus on building and enhancing the global capabilities that will support our mid- and longer-term business objectives. We filed our preliminary proxy yesterday afternoon and our transaction to join HNA Group is on track to close in the second half of 2016.”

First Quarter Results of Operations
Worldwide 2016 first quarter sales decreased 12 percent in USD to $9.3 billion, with gross margin of 6.77 percent. This compares to sales of $10.6 billion with gross margin of 5.80 percent in the 2015 first quarter. The translation of foreign currencies versus last year had a negative impact of 3 percentage points on worldwide sales. Approximately $200 million, or 2 percent, of the reduction in 2016 first quarter worldwide sales was related to the company negotiating a favorable change in contract terms with some customers in Europe, as highlighted last quarter, which leads to recognizing these sales on a net basis versus a gross basis as the company did in the first quarter of last year. Additionally, last year’s first quarter benefited from approximately $100 million, or 1 percent, in North American mobility distribution business that the company elected to exit this year due to profitability levels that did not meet the company’s objectives. The remaining sales decline of 6 percent was primarily related to soft demand for high volume product categories, particularly in consumer markets, which was consistent with the broader overall IT market demand in the quarter. Significantly higher gross margin was the result of a focus on driving a better mix of higher value sales and solid returns on invested capital, as well as recent acquisitions.
Cash flow from operations for the 2016 first quarter significantly improved to $275 million when compared to approximately $60 million last year. Cash flow benefited from strong global execution on the company’s working capital improvement program, which helped reduce working capital days at the end of the 2016 first quarter to 23 days, an 8 day improvement year-over-year.

Return on invested capital for the trailing 12 month period was 10.7 percent on a non-GAAP basis, close to 300 basis points above the company weighted average cost of capital. Return on invested capital on a GAAP basis was 5.9 percent.
2016 first quarter non-GAAP operating income was $101 million and non-GAAP earnings were 35 cents per diluted share, compared to non-GAAP operating income of $125 million and non-GAAP earnings of 43 cents per diluted share in the 2015 first quarter. Compared to the same period in 2015, the translation of foreign currencies negatively impacted 2016 first quarter non-GAAP earnings by 3 cents per diluted share. A better mix of high value sales was more than offset by negative leverage related to lower sales in a number of countries, as well as continued strategic investment, particularly in international markets.
GAAP operating income for the 2016 first quarter was $38 million and GAAP earnings were 1 cent per diluted share, compared to GAAP operating income of $98 million and GAAP earnings of 27 cents per diluted share in the year-earlier period. 2016 first quarter GAAP results were negatively impacted by costs associated with the pending merger with Tianjin Tianhai, as well as higher reorganization, integration and transition costs and higher amortization expense due to previously acquired customer relationships that were written-off as a result of the integration of certain operations into the company’s existing facilities, and recent acquisitions.

Conference Call and Webcast
As noted in the press release issued on February 17, 2016, due to the company’s pending acquisition by Tianjin Tianhai whereby the company will join HNA Group, the company will not be holding a conference call to discuss its 2016 first quarter financial results nor will it be providing a financial outlook.

Non-GAAP Disclosures
             In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share and non-GAAP return on invested capital. These non-GAAP measures exclude charges associated with reorganization, acquisitions, integration and transition costs, including those associated with the company’s previously announced cost savings programs, and the amortization of intangible assets. These non-GAAP financial measures also exclude a charge in the 2015 second and fourth quarters related to an impairment of internally developed software resulting from the company’s decision to stop its global ERP deployment and a charge in the 2015 third quarter for an estimated settlement of employee related taxes assessed in Europe. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity.

            The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently.  The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

            A reconciliation of GAAP to non-GAAP financial measures for the periods presented is attached to this press release.

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology™. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com.

Additional Information

In connection with the proposed merger, Ingram Micro will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the “Investors” section of Ingram Micro’s website or by contacting Ingram Micro’s investor relations department via e-mail at damon.wright@ingrammicro.com.

Participants in the Solicitation

Ingram Micro and its directors, executive officers and other members of its management and employees as well as Tianjin Tianhai and the HNA Group and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Ingram Micro’s stockholders with respect to the merger. Information about Ingram Micro’s directors and executive officers and their ownership of Ingram Micro’s common stock is set forth in the proxy statement for Ingram Micro’s 2016 Annual Meeting of Stockholders and Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Ingram Micro’s directors and executive officers in the merger, which may be different than those of Ingram Micro’s stockholders generally, by reading the proxy statement (when available) and other relevant documents regarding the merger, which will be filed with the SEC.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
            The matters in this communication that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) our acquisition and investment strategies may not produce the expected benefits, which may adversely affect results of operations; (2) changes in macro-economic and geopolitical conditions can affect our business and results of operations; (3) failure to retain and recruit key personnel would harm our ability to meet key objectives; (4) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches, or other cyber-attacks and security risks to our associates, could adversely disrupt our business and harm our reputation and net sales; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) we may become involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (7) our failure to adequately adapt to industry changes could negatively impact our future operating results; (8) we continually experience intense competition across all markets for our products and services; (9) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (11) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (12) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (13) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (14) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (15) our failure to comply with the requirements of environmental regulations could adversely affect our business; (16) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (17) changes in accounting rules could adversely affect our future operating results; (18) our quarterly results have fluctuated significantly; (19) despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies; (20) the possibility of our acquisition by Tianjin Tianhai / the HNA Group not being timely completed, if completed at all; and (21) prior to the completion of our acquisition by Tianjin Tianhai / the HNA Group, our business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with vendors, customers, licensees, other business partners or governmental entities, or retain key employees.  We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10-K.

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© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	April 2, 2016	January 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,124,184	$935,267
Trade accounts receivable, net	4,693,351	5,663,754
Inventory	3,565,022	3,457,016
Other current assets	462,479	475,813
Total current assets	9,845,036	10,531,850
Property and equipment, net	386,496	381,414
Goodwill	859,157	843,001
Intangible assets, net	436,532	374,674
Other assets	175,614	169,750
Total assets	$11,702,835	$12,300,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,696,355	$6,353,511
Accrued expenses	574,902	620,501
Short-term debt and current maturities of long-term debt	127,345	134,103
Total current liabilities	6,398,602	7,108,115
Long-term debt, less current maturities	1,091,060	1,090,702
Other liabilities	190,239	134,086
Total liabilities	7,679,901	8,332,903
Stockholders’ equity	4,022,934	3,967,786
Total liabilities and stockholders’ equity	$11,702,835	$12,300,689

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 2, 2016	April 4, 2015

Net sales	$9,336,601	$10,644,426
Cost of sales	8,704,905	10,026,965
Gross profit	631,696	617,461
Operating expenses:
Selling, general and administrative	549,702	499,775
Amortization of intangible assets	27,025	15,931
Reorganization costs	16,566	4,040
	593,293	519,746
Income from operations	38,403	97,715
Other expense (income):
Interest income	(1,141)	(458)
Interest expense	20,472	22,158
Net foreign currency exchange loss	8,527	7,538
Other	3,082	3,462
	30,940	32,700
Income before income taxes	7,463	65,015
Provision for income taxes	5,564	21,740
Net income	$1,899	$43,275
Diluted earnings per share	$0.01	$0.27
Diluted weighted average shares outstanding	151,821	160,203

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Thirteen Weeks Ended
	April 2, 2016	April 4, 2015
Cash flows from operating activities:
Net income	$1,899	$43,275
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	51,906	37,321
Stock-based compensation	8,033	6,514
Excess tax benefit from stock-based compensation	(552)	(59)
Gain on sale of property and equipment	(580)	(62)
Noncash charges for interest and bond discount amortization	705	792
Deferred income taxes	468	19,653
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	1,070,033	1,070,791
Inventory	(31,763)	(132,717)
Other current assets	47,932	(83,217)
Accounts payable	(594,950)	(695,593)
Change in book overdrafts	(210,101)	(136,837)
Accrued expenses	(68,456)	(70,890)
Cash provided by operating activities	274,574	58,971
Cash flows from investing activities:
Capital expenditures	(23,720)	(21,767)
Proceeds from sale of property and equipment	343	111
Acquisition and earn-out payments, net of cash acquired	(66,505)	(88,561)
Cash used by investing activities	(89,882)	(110,217)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,879	704
Excess tax benefit from stock-based compensation	552	59
Net repayments of revolving credit facilities	(13,214)	(123,676)
Cash used by financing activities	(9,783)	(122,913)
Effect of exchange rate changes on cash and cash equivalents	14,008	(8,735)
Increase (decrease) in cash and cash equivalents	188,917	(182,894)
Cash and cash equivalents, beginning of period	935,267	692,777
Cash and cash equivalents, end of period	$1,124,184	$509,883

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirteen Weeks Ended April 2, 2016
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Consolidated Total

Net Sales	$3,882.4	$2,661.4	$2,193.0	$599.8	$—	$9,336.6

GAAP Operating Income (Loss)	$36.1	$(18.4)	$22.3	$6.4	$(8.0)	$38.4
Reorganization, integration and transition costs	20.8	13.7	0.8	0.6	—	35.9
Amortization of intangible assets	13.9	9.4	1.9	1.8	—	27.0
Non-GAAP Operating Income	$70.8	$4.7	$25.0	$8.8	$(8.0)	$101.3

GAAP Operating Margin	0.93%	(0.69)%	1.02%	1.07%		0.41%
Non-GAAP Operating Margin	1.82%	0.18%	1.14%	1.47%		1.08%

	Thirteen Weeks Ended April 4, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Consolidated Total

Net Sales	$4,441.6	$3,074.3	$2,544.2	$584.3	$—	$10,644.4

GAAP Operating Income	$54.3	$6.9	$31.6	$11.4	$(6.5)	$97.7
Reorganization, integration and transition costs	5.6	3.5	1.9	0.5	—	11.5
Amortization of intangible assets	10.5	3.3	2.0	0.2	—	16.0
Non-GAAP Operating Income	$70.4	$13.7	$35.5	$12.1	$(6.5)	$125.2

GAAP Operating Margin	1.22%	0.22%	1.24%	1.95%		0.92%
Non-GAAP Operating Margin	1.59%	0.45%	1.40%	2.07%		1.18%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirteen Weeks Ended April 2, 2016
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$1.9	$0.01
Reorganization, integration and transition costs	26.9	0.18
Amortization of intangible assets	20.2	0.14
Pan-Europe foreign currency exchange loss	3.6	0.02
Non-GAAP Financial Measure	$52.6	$0.35

	Thirteen Weeks Ended April 4, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$43.3	$0.27
Reorganization, integration and transition costs	11.0	0.07
Amortization of intangible assets	11.3	0.07
Pan-Europe foreign currency exchange loss	2.6	0.02
Non-GAAP Financial Measure	$68.2	$0.43

(a)
Amounts above are net of applicable income taxes and per share impacts are calculated by dividing net income amount by the diluted weighted average shares outstanding of 151.8 and 160.2 for the thirteen weeks ended April 2, 2016 and April 4, 2015, respectively.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions)
(Unaudited)

	Fifty-two Weeks Ended April 2, 2016
	As Reported Under GAAP	Special Items*	Non-GAAP Financial Measure

Income from operations	$356.0	$303.6	$659.6

Effective tax rate	26.5%	29.6%	27.9%

NOPAT (a)	$261.7	$213.9	$475.6

Average invested capital (b)	$4,429.7		$4,429.7

Return on invested capital (c)	5.9%		10.7%

(a)
NOPAT is net operating profit after tax for the trailing twelve month period ended April 2, 2016, and is calculated by reducing income from operations by the effective tax rate for the period (provision for income taxes divided by income before income taxes).

(b)	Average invested capital equals the average of equity plus debt less cash as of the beginning and end of each quarter in the period.

(c)	Return on invested capital is defined as the trailing twelve months net operating profit after tax divided by the average invested capital.

* Special items include reorganization, acquisitions, integration and transition costs, including those associated with the company's previously announced cost savings programs, and the amortization of intangible assets. They also include a charge of $121 million related to an impairment of internally developed software resulting from the company's decision to stop its global ERP deployment and a charge of $4.7 million for an estimated settlement of employee benefit taxes assessed in Europe.